Exhibit 99.1

Press Release
www.shire.com

Shire Completes Submission of NDA for velaglucerase alfa for Type 1 Gaucher disease and Reports Positive Results for Remaining Two Phase III Trials

Cambridge, Massachusetts, US – September 1, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today reported that it has completed its submission of a New Drug Application (NDA) for velaglucerase alfa, its enzyme replacement therapy in development for the treatment of Type 1 Gaucher disease, with the U.S. Food and Drug Administration (FDA). The Company also announced positive results from the final two Phase III studies of velaglucerase alfa, with both studies reaching all of their primary and secondary endpoints.

“The submission of the NDA for velaglucerase alfa, earlier than previously announced, is an important milestone for Shire, bringing us another step closer to providing a new treatment option for patients with Type 1 Gaucher disease,” said Sylvie Grégoire, President of Shire Human Genetic Therapies. “We are also pleased to report that the data from our final two Phase III trials met our expectations by reaching all of their primary and secondary endpoints, demonstrating consistency with the results recently reported from the first Phase III trial. In addition, we are on-track to submit our European filing for velaglucerase alfa by the end of 2009.”

Shire’s velaglucerase alfa program included the largest and most comprehensive set of Phase III clinical trials conducted to date for Gaucher disease. Over 100 patients at 24 sites in 10 countries around the world have participated in the clinical studies.

“I am impressed by the series of clinical trials that were designed to evaluate velaglucerase alfa at multiple doses and in different patient groups,” said Dr. Christine Eng, Professor of Molecular and Human Genetics, Baylor College of Medicine. “The inclusion of children, who are often the sickest patients, is especially useful. I believe velaglucerase alfa will be an important new treatment option for Type 1 Gaucher disease and I am pleased that there is a mechanism in place for physicians to access this therapy for their patients.”

Velaglucerase alfa is made using Shire’s proprietary technology, in a human cell line. The enzyme produced has the exact human amino acid sequence and has a human glycosylation pattern.

Phase III Studies Overview and Results
All three Phase III studies of velaglucerase alfa demonstrated positive results. The product was generally well-tolerated in both treatment naïve and previously treated Gaucher patients. The three studies included: Study 032, which studied velaglucerase alfa in naïve patients; Study 039, which was a head-to-head study of velaglucerase alfa and imiglucerase; and Study 034, which was a switch study from imiglucerase to velaglucerase alfa.

As reported on August 3, 2009, Study 032 in naïve patients met its primary endpoint which evaluated change in hemoglobin concentrations from baseline. The top-line data press release can be found on: www.shire.com.

Study 039 was a 9-month, randomized, double-blind efficacy study in 34 treatment naïve patients aged two years and older that compared velaglucerase alfa to imiglucerase.

Patients were eligible to participate in the study if they presented with disease-related anemia and had at least one of the following clinical manifestations of Gaucher disease: thrombocytopenia, moderate splenomegaly or a readily palpable enlarged liver. Patients were randomized to receive either velaglucerase alfa or imiglucerase at 60 U/ kg every other week. The primary endpoint was the comparison of increases in hemoglobin concentrations between the velaglucerase alfa and imiglucerase groups. Secondary endpoints were comparisons of increases in platelet counts, decreases in organ volumes, and surrogate markers of Gaucher disease.

In this study of enzyme replacement naïve patients, velaglucerase alfa demonstrated robust clinical efficacy that was comparable to imiglucerase in all endpoints.

Study 034 was a 12-month switch study in 40 clinically stable Type 1 Gaucher patients aged two years and older who had been receiving treatment with imiglucerase at doses ranging between 15 U/kg and 60 U/kg every other week for a minimum of 30 consecutive months. This study assessed the safety of patients switched from imiglucerase to velaglucerase alfa administered at the same number of units as their imiglucerase dose. In this study, hemoglobin concentrations, platelet counts, and organ volumes were sustained through 12-months of velaglucerase alfa treatment, and the therapy was generally well-tolerated.

In all three studies, most adverse events were mild to moderate in intensity. Most of the drug-related adverse events were reported in association with velaglucerase alfa infusions, all of which resolved without sequelae.

The development of antibodies to velaglucerase alfa was rare in all three studies, occurring in approximately 1% of patients treated.

The specific data from all three trials will be presented at future scientific meetings.

Background on Gaucher disease
Gaucher disease is an autosomal recessive disorder caused by mutations in the GBA gene which results in a deficiency of the lysosomal enzyme beta-glucocerebrosidase. This enzymatic deficiency causes an accumulation of glucocerebroside, primarily in macrophages. In this lysosomal storage disorder (LSD), clinical features are reflective of the distribution of Gaucher cells in the liver, spleen, bone marrow, skeleton, and lungs. The accumulation of glucocerebrosidase in the liver and spleen leads to organomegaly. Bone involvement results in skeletal abnormalities and deformities as well as bone pain crises. Deposits in the bone marrow and splenic sequestration lead to clinically significant anemia and thrombocytopenia.

Gaucher disease is the most prevalent lysosomal storage disorder, with an incidence of about 1 in 20,000 live births. Gaucher disease has classically been categorized into 3 clinical types. Type 1 is the most common; it is distinguished from Type 2 and Type 3 by the lack of central nervous system involvement. Type 1 Gaucher disease is characterized by variability in signs, symptoms, severity, and progression.

Velaglucerase alfa supplements or replaces beta-glucocerebrosidase, the enzyme that catalyzes the hydrolysis of glucocerebroside, reducing the amount of accumulated glucocerebroside and correcting the pathophysiology of Gaucher disease.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, including (without limitation) velaglucerase alfa, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.